As filed with the Securities and Exchange Commission on September 12, 2006

File No. 333-131599

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

PHYSICIANS REMOTE SOLUTIONS, INC.

(Name of Small Business Issuer in its charter)

Florida	7372	22-3914075
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

64 Secretariat Court

Tinton Falls, New Jersey 07724

(732) 676-6030

(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Christopher LaRose

64 Secretariat Court

Tinton Falls, New Jersey 07724

(732) 676-6030

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Jonathan B. Reisman, Esq.

Reisman & Associates, P.A.

6975 NW 62nd Terrace

Parkland, Florida 33067

(954) 344-0809

Facsimile (928) 569-8195

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Physicians Remote Solutions, Inc.

2,908,000 shares of Common Stock

This prospectus relates to 2,908,000 shares of our common stock which may be offered for sale by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares.

The initial public offering price of the shares to be offered by selling stockholders is $.65 per share. Subsequent to the time, if any, that our shares are quoted for trading, the selling stockholders may sell their shares in one or more transactions on the over-the-counter market, in negotiated transactions, or through a combination of those methods of distribution, at prices related to prevailing market prices or at negotiated prices.

There has never been a public market for our common stock and the initial public offering price has been arbitrarily determined.

Each of the selling stockholders may be deemed to be an “underwriter” as that term is defined in the Securities Act of 1933.

An investment in the shares involves substantial risks and is highly speculative. See “Risk Factors” beginning on page 5 of this prospectus.

This prospectus is not an offer to sell any securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is        , 2006

In making a decision whether to buy the common stock, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any different or other information. The information in this prospectus may only be accurate on the date of this prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	4
Our business	4
Corporate information	4
Offering by Selling Stockholders	4
SUMMARY CONSOLIDATED FINANCIAL INFORMAION	4
RISK FACTORS	5
FOWARD LOOKING STATEMENTS	10
USE OF PROCEEDS	11
DIVIDEN POLICY	11
MANAGEMENT'S PLAN OF OPERATION	11
OUR BUSINESS	13
MANAGEMENT	26
SECURITY OWNERSHIP OF CERTAIN BENEFICAIL OWNERS AND MANAGEMENT	29
CERTAIN TRANSACTIONS	30
DESCRIPTION OF COMMON STOCK	30
SHARE ELIGIBLE FOR FUTURE SALES	31
SELLING SHAREHOLDERS	32
PLANS FOR DISTRIBUTION	33
LEGAL PROCEEDINGS	34
IMDEMNIFICATION	34
LEGAL MATTERS	35
EXPERTS	35
ADDITIONAL INFORMATION	35
FINANCIAL STATEMENTS	F-1

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

PROSPECTUS SUMMARY

You should read the entire prospectus carefully before making an investment decision. Unless the context otherwise indicates, in this prospectus, references to “we,” “us” and “our” refer to Physicians Remote Solutions, Inc. and our wholly owned subsidiary, Voxtech Products, Inc.

Our business

Subject to the conditions described elsewhere in this prospectus, we have obtained the exclusive rights to manufacture and sell a telephone based voice activated billing and records entry system designed for use by physicians. The system is called “DR SPEAK.” The DR SPEAK system is intended to permit physicians to simplify and expedite their billing procedures by processing detailed billing information and related claims by telephone from any location.

The DR SPEAK system was conceived by Christina Del Pin M.D., a board-certified general surgeon as well as an author and lecturer on practice management issues. Dr. Del Pin is the spouse of our former president. We believe that if the DR SPEAK system functions as designed, it will simplify the entry of patient information and the processing of billing claims by physicians and provide the flexibility for physicians to enter patient data and submission of claims by telephone from any location in approximately five minutes.

Initial  testing of the DR SPEAK system has recently been completed. Although certain problems arose during the testing, we believe that they are minor and that the system can be sold to end users. Because no sales of the system have yet been made, we can not assure you that the system will function as designed or that it will achieve any degree of commercial acceptance. Further testing or product development may be needed for which we have no timetable for completion. There can be no assurance, however, that even if we are successful in raising significant capital, future development or manufacturing efforts will proceed, or that they will be successful.

Corporate information

We are a Florida corporation formed on April 5, 2005. Our executive offices are located at 64 Secretariat Court, Tinton Falls, New Jersey 07724 and our telephone number is (732) 676-6030.

Offering by the Selling Stockholders

The selling stockholders named in this prospectus may offer an aggregate 2,908,000 shares for public sale. We will not receive any proceeds from the sale of shares by the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The summary consolidated financial information set forth below is derived from and should be read in conjunction with Management’s Plan of Operation and our consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus.

                   May 31, 2006

Balance Sheet

Total Assets

$64,231

Total Liabilities

           0

Total Stockholders’ Equity

64,231

        Period April 5, 2005 (Inception)       Six Months Ended

        To November 30, 2005

May 31, 2006

Statement of Operations

Total Cost and Expenses

$ 10,108

$24,038

Net Loss

 (10,108)

(24,038)

The following table sets forth our capitalization as of May 31, 2006:

You should read the following table in conjunction with the section captioned “Management’s Plan of Operation” of this prospectus and our financial statements and the notes to those included in this prospectus.

Common stock, authorized 100,000,000 shares; par value $0.00001; 10,775,000 shares issued and outstanding	$108
Additional paid-in-capital	98,269
Deficit accumulated during development stage	(34,146)
Total Stockholders’ Equity	$ 64,231

RISK FACTORS

An investment in our common stock involves substantial risks. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide whether to buy our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, you might lose all or part of your investment.

Because we have no operating history and none of our officers has had any prior experience in the management of a company similar to our’s, there is no basis on which you can evaluate our proposed business and prospects. We were incorporated in April 2005 and have never had any operations.

Although our financial statements have been prepared assuming that we will continue as a going concern, we are not now a going concern and if we fail to become a going concern, you can expect to lose your investment in our common stock. The report of our independent auditor refers to the uncertainty of our becoming a going concern.

Because of the limited capital available to us, we may not have sufficient capital to operate our business or remain in existence for more than six months, in either of which cases you can expect to lose your investment. We do not have the capital required to engage in our proposed business. Furthermore, we will incur legal and accounting expenses to comply with our reporting obligations to the Securities and Exchange Commission and we will be obligated to pay our operating expenses as they arise. If we fail to pay the required annual fees to the state of Florida, we will be dissolved and cease to exist.

Because we do not have sufficient capital to begin to market the DR SPEAK system on a national level, we may never be able to do so. We believe that in order for us to begin to market the DR SPEAK system on a national level, we will require additional capital of approximately $100,000. There can be no assurance that our estimate is not too low. Furthermore, we cannot assure you that we will obtain adequate funding, if any, or that the terms of any such funding will not be unfavorable to us. It is difficult and very often impossible for development stage companies to obtain adequate financing on any terms. Other than any proceeds we may receive in our offering made by this prospectus, we are not aware of any sources of capital available to us.

If we raise additional funds through the issuance of our equity securities, the percentage ownership of our stockholders will be reduced, we may undergo a change in control and stockholders may experience dilution which could substantially diminish the value of their common stock. One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings and other financial items. In the event that a public market in our shares develops and is sustained, a material amount of dilution can be expected to cause the market price of our shares to decline. Furthermore, the public perception of future dilution can have the same effect even if the actual dilution does not occur.

We expect to compete with many larger, established and well financed companies, substantially all of which have greater financial resources, technical expertise and managerial capabilities than we do. Our success is dependent in significant part upon our ability to effectively compete with those companies. We expect the competition to be intense in areas of price and quality.

The intense competition we expect to encounter may result in our right to manufacture and market the DR SPEAK system to become worthless. Intensity of competition is a function of the number and relative market strengths of competitors. There are numerous competitors in the fields we intend to enter with developed product lines and established consumer followings. Any level of actual or perceived negative comparative advantage between the DR SPEAK system and competitors’ products by our potential customers can make the DR SPEAK system unsaleable and therefore worthless in the marketplace.

If we are unable to effectively manage our anticipated growth, our business, financial condition and results of operations will suffer and our business could fail. If we are successful in marketing the DR SPEAK system, our growth will place a significant strain on our financial and managerial resources. As part of our anticipated growth, we may have to implement new operational and financial systems and procedures and controls to expand, train and manage employees. If the systems, procedures and controls do not function as planned, our ability to remain in business may be significantly impaired. The impairment could result in the failure of our business.

Because the DR SPEAK system has been subject to only limited testing, we do not know if it will function as designed. During the testing, problems arose in connection with voice recognition and recording and transmission of data. Although we believe that the problems have been corrected to the extent that we can offer the system for sale, there can be no assurance that other problems will not arise. If, after completion of testing, the DR SPEAK system does not function substantially as designed, you can expect to lose your investment in our shares.

Because no patent has been issued with respect to the DR SPEAK system, the related intellectual property may not be protected. Although Dr. Del Pin has filed an application for a patent with the United States Patent and Trademark Office, there can be no assurance that a patent will be issued, or if issued, that it will include any meaningful claims. Furthermore the validity of issued patents are frequently challenged by others. In the absence of patent protection, third parties may independently develop similar technology which could undercut our market position, if any, particularly if the third party has greater experience and resources than we do. In addition, any measures that we may take to protect the technology may prove inadequate, which could result in the eventual use of Dr. Del Pin’s proprietary technology by competitors.

In the event that the interactive voice recognition system that is  now  a part of the Windows XP operating system is changed or superseded, in either the XP operating systems or future Microsoft operating systems such as the “Vista” system, the DR SPEAK system could be materially adversely affected. The interactive voice recognition feature of the DR SPEAK system utilizes the voice recognition portion of Microsoft’s Windows XP operating system. We cannot assure you that under any of these circumstances, we will have the financial and technical resources to appropriately modify the DR SPEAK system to operate in conjunction with any changed or superseded operating system.

Because of our limited resources, we may be unable to protect a patent or to challenge others who may infringe upon a patent. Because many holders of patents have substantially greater resources than we do and patent litigation is very expensive, we may not have the resources necessary to challenge successfully the validity of patents held by others or withstand claims of infringement or challenges to any patent Dr. Del Pin may obtain. Even if we prevail, the cost and management distraction of litigation could have a material adverse effect on us.

Our business decisions will likely be made without the benefit of detailed feasibility studies, independent analysis or market surveys and, therefore, may not be beneficial to us. Detailed feasibility studies, independent analysis or market surveys are widely used to provide a comprehensive view of market conditions and promotional activities. In their absence, we may not be aware of many very important facts and circumstances concerning our proposed business. Because we have not made any sales, our belief that the DR SPEAK system can achieve market acceptance has been based solely on the subjective judgment of Dr. Del Pin.

Unless we generate sufficient revenues to achieve profitability, you can expect to lose your investment in our common stock. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability in the future. We cannot assure you that even if the DR SPEAK system functions as designed, that it will produce any meaningful revenues or profits.

If we do not make the required minimum sales of the DR SPEAK system, we will lose our right of exclusivity which could significantly diminish the value of the rights we have acquired from Dr. Del Pin. We believe that the right of exclusivity is material to us. In order to maintain the right, we must make the required minimum sales of the DR SPEAK system as described elsewhere in this prospectus. We cannot now determine if we will be able to make the minimum amount of sales, if any. If we fail to do so, we will lose the exclusive rights and Dr. Del Pin will be able to sell the DR SPEAK system directly or through other companies which may have substantially greater financial and managerial resources than we do. If the DR SPEAK system is successfully marketed by others, the value of the rights we have acquired from Dr. Del Pin will be significantly diminished.

If the use of the DR SPEAK system subjects physicians and others to violations of the Federal Health Insurance Portability and Accountability Act of 1996, including regulations governing the confidentiality and integrity of protected health information, we could incur severe legal and financial liabilities and lose any positive business reputation we may otherwise have had. Federal regulations under the Health Insurance Portability and Accountability Act of 1996 governing the confidentiality and integrity of protected health information are complex and are evolving rapidly. Although we believe that we will not be subject to the provisions of that Act, we anticipate that they may directly affect the use of the DR SPEAK system by others. We may be required to modify the DR SPEAK system to facilitate our customer’s compliance with these regulations, but there can be no assurance that we will be able to do so in a timely, complete or cost effective manner. Achieving compliance with the regulations could be costly and distract management’s attention from our operations. In addition, development of related federal and state regulations and policies regarding the confidentiality of health information or other matters could adversely affect our business. If the security system which is part of the DR SPEAK system fails to protect our customers or other users of the system, we could be held liable in a product liability action.

Because we do not presently intend to acquire and maintain commercial product liability insurance, we may be exposed to claims and litigation. We may not be financially able to defend any such claims or litigation or we may be subject to judgments which may be for amounts greater than our ability to pay.

If security and legal liability concerns make potential customers unwilling to utilize the DR SPEAK system to export medical information electronically, we may not be able to sell any DR SPEAK Systems. Potential customers may choose not to utilize the DR SPEAK system because of concerns related to the electronic transfer and management of protected health information, including security of the protected health information being transferred; errors in the transmission of protected health information; legal liability for data security failures or transmission errors and regulatory burdens imposed on healthcare participants who transfer protected health information electronically.

Because of the concentration of ownership of our common stock by a small number of stockholders, it is unlikely that any other holder of common stock will be able to affect our management or direction. On September 7, 2006, two of our stockholders were deemed to beneficially own approximately 70% of our outstanding common stock. Accordingly, if these stockholders act together as a group, they would be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation and bylaws and the approval of significant corporate transactions. The existence of ownership concentrated in a few persons may have the effect of delaying or preventing a change in management or voting control. Furthermore, the interests of our controlling stockholders could conflict with those of our other stockholders.

If a viable public market for our shares does not develop, you will not be able to easily sell your shares, if at all. There has not been and may never be a public market for our shares and we cannot assure you that a public market will ever develop. We cannot predict the extent, if any, to which investor interest in our company will lead to the development of a viable trading market in our shares.

The large number of shares eligible for public sale after this offering can be expected to adversely affect the prices that will prevail in the trading market, if one develops. Sales of significant amounts of our shares in the public market or the perception that such sales will occur, can materially adversely affect the market price of the shares, if any, or our ability to raise capital through future offerings of equity securities. All shares sold in the offering made by this prospectus will be eligible for public sale after the offering. See “Shares Eligible for Future Sale.”

If our shares do not become quoted on the Over-the-Counter Bulletin Board, any trading market for the shares may be adversely affected. In order for our shares to be quoted on the Over-the-Counter Bulletin Board, a broker-dealer must file an application with the Over-the-Counter Bulletin Board and the Over- the-Counter Bulletin Board must approve the application. We cannot assure you that either of those events will occur. If our shares do not become quoted on the Over-the-Counter Bulletin Board, investors may be reluctant to or decide not to purchase our shares in the over-the counter market. Accordingly, our stock price, if any, can be expected to be adversely affected and our stockholders may have limited, if any, ability to sell our shares.

Because our common stock is considered to be a “penny stock,” our stockholders’ ability to sell their shares in a public market may be significantly impaired by the Securities and Exchange Commission’s penny stock rules. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is or becomes subject to the penny stock rules. In addition the burdens imposed upon broker-dealers by the penny stock rules may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its liquidity.

FORWARD-LOOKING STATEMENTS

Many statements made in this prospectus are “forward-looking statements.” These forward-looking statements include statements about:

•

our ability to engage in operations

•

our ability to have the DR SPEAK system manufactured in commercial quantities

•

the efficacy of the DR SPEAK system

•

our capital needs and our ability to secure significant capital

•

the competitiveness of our business within our industry

•

our strategies

•

other statements that are not historical facts

When used in this prospectus, the words “anticipate,” “believe,” “expect,” “estimate,” “intend” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

•

changes in general economic and business conditions

•

changes in the Health Insurance Portability and Accountability Act of 1996, regulations and requirements

•

actions of our competitors

•

the time and expense involved in development activities

•

changes in our business strategies

•

other factors discussed in the “Risk Factors” section and elsewhere in this prospectus.

The forward-looking statements in this prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We may not make any public announcement when we think forward-looking statements in this prospectus are no longer accurate whether as a result of new information, what actually happens in the future or for any other reason.

USE OF PROCEEDS

We will not receive any proceeds from sales of shares by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors. In addition, we may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

MANAGEMENT’S PLAN OF OPERATION

The following should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under the caption “Risk Factors.”

We have recently employed Christopher LaRose as our president and chief executive officer. We made the change primarily because of Mr. LaRose’s technical expertise and intimate familiarity with the DR SPEAK system. As president GetAGeek, Inc., Mr. LaRose was primarily responsible for the development of the software which constitutes the system. With Mr. LaRose as our president and chief executive officer, we believe that we are in a better position to market the DR SPEAK system and respond to issues that may develop.

Based upon the results of the recently completed beta testing of the system, we believe that the system is now technically ready to be introduced into the marketplace.

In August 2006, we entered into a non-exclusive sales agency agreement with Northcoast Biomedical, Inc. In September 2006, we entered into an independent sales representative agreement with Daniel Elsbree. In connection with the agreement, we issued 50,000 shares of our common stock to Mr. Elsbree and have registered those shares in the registration statement of which this prospectus is a part. Mr. Elsbree has, however, agreed that none of those shares may be sold pursuant to the registration statement prior to the time that he sells a minimum of five DR SPEAK systems on our behalf for which we shall have received full payment.

We intend to seek other sales representatives to offer our product on a commission basis.

Richard Schreiber, one of the selling stockholders, arranged a meeting in Cleveland that was attended by people expressing an interest in marketing our software. Our agreement with Northcoast Biomedical, Inc. was a direct result of the meeting. Mr. Schreiber has advised us that he has begun negotiations on our behalf with the National Association of Subacute and Post Acute Care. He has also has assured us that he will continue to look for strategic alliances with a view toward expanding our market. Because we believe that Mr. Schreiber’s future efforts may become fruitful, we have granted a six month option to him for the purchase of up to 500,000 shares of our common stock at $.09 per share. We have found Mr. Schreiber to be helpful to us in the past and we expect that he will continue to be so.

We intend to utilize approximately $25,000 to engage in a limited marketing plan. The limited marketing plan, which will remain in effect for approximately four months, will consist primarily of the following:

•

advertising and press release placements in industry publications for which we intend to spend approximately $8,000. Among the publications in which we are considering for advertisements of the DR SPEAK system are Physicians Practice, Medical Economics, and AAMI Journal;

•

attendance at the semi-annual conference for the American College of Surgeons in October 2006 at a cost of approximately $6,000;

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attendance at the trade show of the American College of Physicians at a cost of approximately $6,000; and

•

attendance at additional trade shows and conferences that we have not yet selected

We have retained Envisionit Media, Inc. to design a website which we intend to utilize to offer the DR SPEAK system for sale. We also intend to utilize the website for customer and technical support and to make any patches or improvements that we may development available for downloading. We have paid Envisionit Media, Inc. $2,500 and, upon completion of the website we will issue 5,000 shares of our common stock to Envisionit Media, Inc.

We believe that if we neither obtain any additional funds nor realize any sales revenues, we have sufficient funds to meet our cash requirements for approximately six months.

We intend to seek additional funds through the private sale of equity securities. We intend to use the net proceeds to increase our marketing activities and to pay as yet an undetermined cash salary to our president. Our proposed increased marketing activities include attendance at more trade shows and the placement of more and larger advertisements in trade publications. In addition, if our capital resources permit, we intend to hire a full time salesperson, who among other activities, would engage in direct solicitations at physicians’ offices. We have received no commitment for additional capital and there can be no assurance that we will be able to acquire additional capital on terms not unfavorable to us, if at all.

Regardless of the amount of funds available to us for marketing, we intend to pursue strategic alliances with complementary businesses in an effort to enter medical offices. The complementary businesses we intend to solicit are those that have developed and maintain marketing channels to our potential customers. Examples of those businesses are sellers of office supplies, medical record software and medical billing software. The strategic alliances that we intend to pursue relate to the inclusion of the DR SPEAK system in the product lines of complementary businesses. If we are successful in creating strategic alliances, we would be able to take advantage of one or more existing sales forces without the payment of any amounts other than commissions based upon sales.

We do not intend to engage in any product research or development or purchase or sell plant or significant equipment during the next twelve months. We expect that any further development of the DR SPEAK system will be done by GetAGeek, Inc. at no cost to us.

If the DR SPEAK systems functions as we anticipate and we realize significant revenues, we expect to hire two full time employees.

We have no off-balance sheet arrangements.

OUR BUSINESS

Background

Subject to the conditions described below, we have obtained the exclusive rights to manufacture and sell a telephone based voice activated billing and records entry system designed for use by physicians. The system is called “DR SPEAK.” The DR SPEAK system was conceived by Christina Del Pin M.D., a board-certified general surgeon as well as an author and lecturer on practice management issues.

Among the writings of which Dr. Del Pin was a co-author are:

•

Laparoscopic Cholecystectomy: Relationship of Pathology and Operative Time, JSLS 2002(6)149-154;

•

Maternal Cocaine Abuse and Necrotizing Enterocolitis: Outcome and Survival, J Pediatric Surge Apr 1991,26 (4) 414-421;

•

The Management And Survival of Meconium Ileus: A Thirty Year History, Ann Surg Feb 1992,215 (2) 179-85;

•

Double-Label Maps of Memory, Science Vol 233, Sept 12,1986, Pg 1167 (Cited As Contributor, Reference 51); and

•

Localization Of Tetraphenlporphinesulfonate And Tetracarboxyporphine In Tumor Bearing Mice (Presented At Roswell Park Student Research Program 1980.

In addition, Dr. Del Pin Del Pin is the author of Hanging a Golden Shingle, Self Help Guide to Starting a Medical Practice, Corval Press, Greenwich CT, 2004.

During the past three years, Dr. Del Pin has given lectures on the topic of physician self employment and how to start a medical practice, using her book " Golden Shingle, Self Help Guide to Starting a Medical Practice as the template. She has presented her lecture to groups of practicing surgeons, surgical residents, and medical students during their scheduled weekly educational lectures. Dr. Del Pin is an Advanced Trauma Life Support Instructor and has given  annual lectures at Westchester Medical Center on the subject of trauma for the last ten years. The lectures were given to other multi-specialty physicians and medical students. In 2000 Dr. Del Pin presented a paper on laparoscopic chlecystectomy that was published in the journal of the Society of Laparoscopic Surgeons.

Additional information relating to Dr, Del Pin can be found on her website at http://www.drdelpin.org/CirriculaVita.htm.

We believe that if the DR SPEAK system functions as designed, it will simplify the entry of patient information and the processing of billing claims by physicians and provide the flexibility for physicians to enter patient data and submission of claims by telephone in approximately five minutes. Because many physicians are often away from their office environment, devoting sufficient time to record billing information is often difficult. The DR SPEAK system has been designed to permit a physician to call via telephone into a computer system with a voice compliant modem and answer some basic questions in natural English. The computer software is designed to store a record of a patient encounter (voice and text), and also generate a bill or claim. When paired with Pro 32 software, Medicare’s preferred electronic billing software, the medical claims can then be submitted to many major insurance carriers electronically.

A test version of the DR SPEAK system was displayed at the 2003 American College of Surgeons Clinical College in Chicago. At that time, the proposed selling price was $5,000. Although Dr. Del Pin has advised us that the concept and operation of the DR SPEAK system appeared to have been generally well received by the attendees, most sales prospects considered the price to be prohibitive and no systems were sold.

In order to significantly reduce the cost of the DR SPEAK system, the underlying architecture of the system has been changed. No hardware will be included with the system and an interactive voice recognition system is now used that is part of the Windows XP operating system. Because the DR SPEAK system is designed to be run on computers utilizing the Windows XP operating system, the system does not copy any part of the Windows XP operating system nor does it constitute a derivative work of any software developed by Microsoft. Accordingly, we neither have nor are we required to have an agreement with Microsoft other than Microsoft’s end user agreement which must be agreed to by each legal user of the Windows XP operating system.

Although we have not yet determined the price at which we will offer the DR SPEAK system to prospective customers, we anticipate that it will not exceed $2,000.

Acquisition of Exclusive Rights

We have purchased the exclusive rights to manufacture the DR SPEAK system and sell the DR SPEAK system in the United States from Dr. Del Pin. We also obtained the use of any and all trade names, trademarks and copyrights held by Dr. Del Pin or subsequently acquired by her relating to the DR SPEAK system. The purchase price consisted of 200,000 shares of our common stock and our agreement to pay Dr. Del Pin a royalty of $200 for each sale of a DR SPEAK System made by or on behalf of us. Royalty payments will become due and payable thirty days subsequent to the end of the calendar quarter in which the proceeds of the respective sales are collected by us or on our behalf.

In connection with our acquisition of the exclusive rights, Dr Del Pin has agreed to provide consulting services to us to the extent we request until June 30, 2007. The services to be provided are limited to ten hours per month. We have agreed to reimburse Dr. Del Pin for any expenses incurred by her in rendering the services to us if the expenses are first approved by us.

Our agreement, as amended, with Dr. Del Pin provides that unless we sell a minimum of 250 DR SPEAK systems on or before June 30, 2007 with the minimum of 250 Systems to increase by 20% above the previous twelve month’s minimum for each twelve month period beginning July 1st of each year thereafter, Dr. Del Pin shall have the right to terminate our exclusive rights. If our exclusive rights are terminated because we fail to meet the minimum sales quotas, we may continue to sell the DR SPEAK systems on a non-exclusive basis.

Subsequent to our purchase, we paid $15,000 for the addition of a Simplified Billing Module or SBM to the DR SPEAK system. See “Our Agreements with GetAGeek, Inc.” below.

At the time of our agreement with Dr. Del Pin, her spouse was our president. Accordingly, our agreement with her cannot be considered as being negotiated at arms length. We believe, however, that the terms of the agreement are not less favorable to us than if it had been entered into with a non-affiliated third party.

Reasons for the Development of the DR SPEAK System

General

Dr. Del Pin has advised us that the administration of medical billing is one of the major costs of managing a medical practice. She has found that in her own practice the cost to process each claim averages between $7 to $10.

The cash flow of a medical practice can seriously be affected by reimbursement delays resulting from slow claim processing and claim rejections. Costs of maintaining a medical practice have increased significantly in recent years.

Medical practices that process claims either by paper or electronically generally have several expensive options available:

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They can employ multiple staff members to process claim forms.

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They can hire a freelance medical biller, often at a charge of a minimum of 2% of billings.

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They can hire an outside medical billing service, often at a charge 5% or more of billings.

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They can pay for medical record transcription often at a cost that exceeds $1 per page.

The Health Insurance Portability and Accountability Act of 1996

The Health Insurance Portability and Accountability Act of 1996 is the code designated as the national standard for reporting medical and dental services. All health and dental claims submitted through Medicaid, Medicare and private insurance plans must be compliant with the Health Insurance Portability and Accountability Act of 1996.

The federal Department of Health and Human Services has regulations implementing the Health Insurance Portability and Accountability Act of 1996 concerning standards for electronic transactions, security and electronic signatures and privacy of individually identifiable health information. These regulations, among other things, require companies to develop security standards for all health information that is used electronically. The proposed regulations impose significant obligations on companies that send or receive electronic health information. Because we will not process any medical information or have access to any medical information, we do not believe that we are subject to the provisions of the Health Insurance Portability and Accountability Act of 1996. The DR SPEAK system has been designed to help its end users comply with these regulations, although any modifications or new regulations cannot be predicted. Because of the encryption of patient information within the DR SPEAK database, only users who properly authenticate themselves will be able to see patient details. Others who may attempt to view patient details directly in the database will not see any patient information due to the encryption. If end users permit unauthorized persons to view the database or improperly disseminate the database or certain portions of the database, they will have violated the Health Insurance Portability and Accountability Act of 1996.

According to Medicare, approximately 92% of physicians currently participate in Medicare. Since October 2003, Medicare has required medical practices with ten or more full-time employees to file claims electronically. We believe that a significant number of relatively small medical practices with a high rate of out-patient servicing do not utilize electronic processing of claims. Those practices who are Medicare providers will be the initial target market for sales of the DR SPEAK SYSTEM.

Human Error

According to Medicare, in 2004, Medicare issued remittance advices in connection with more than 26 million electronically filed claims and 43 million manually filed claims due to incorrect or missing information, which resulted in billions of dollars of late paid claims to doctors and hospitals. Human error is an inherent problem with current medical billing procedures, especially when a staff member other than the physician enters the claim information. The claim information may be based on handwritten notes or transcriptions and are prone to typographical errors. The chance of an error increases with the number of staff members and the processing time involved in handling the claim.

Out-Patient Billing and Information

When outside of their office, many physicians carry complex local and regional fee schedules for different third-party providers. Many must obtain a photocopy of the patient’s insurance card and chart for every visit. Some physicians utilize voice-activated recorders or other electronic devices to collect the patient information but find that they still must manually enter claim information in their offices. Dr. Del Pin has advised us that, if the DR SPEAK system functions as designed, it will significantly reduce the time spent by physicians who currently do not use electronic means to enter patient and billing information into their records.

Development and Testing of the DR SPEAK system

Dr. Del Pin sought a solution to the problems described above, many of which she encountered in her own surgical practice. In January 2002, Dr. Del Pin contracted with GetAGeek, Inc. to create an interactive voice recognition system and supporting database and structures for a telephone-based billing entry system that was later to become the DR SPEAK system. Dr. Del Pin paid GetAGeek $13,650 to develop, test and deploy the 2003 version of DR SPEAK system. GetAGeek first delivered a prototype of the DR SPEAK system to Dr. Del Pin in May 2003. In addition, Dr. Del Pin purchased software licenses at a cost of $2,595 which, at the time, were required to implement the 2003 version of the DR SPEAK system.

Dr. Del Pin began the initial testing of the DR SPEAK system in May, 2003. The test was less successful than hoped. Because of problems encountered during the testing, Dr. Del Pin to the best of her recollection believes only approximately 65% of claim information was entered. Among the problems which arose during the testing were:

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certain words beginning with a vowel were not recognized

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certain months were misidentified.

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dates of birth were not correctly identified

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numbers such as fifty and twenty were misidentified.

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some insurance and medical names and terms were not correctly recognized.

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if insurance information was not already in the official list, the DR SPEAK system did not recognize it.

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after pushing the pound sign on a touchtone keypad, there was an unacceptable pause before the next entry was requested

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some sounds were misidentified

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some diagnosis items were miscoded

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the voice player experienced technical problems

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when the DR SPEAK SYSTEM disconnected the user for poor entry, it did not reset for the next call.

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Data did not import perfectly to Pro 32 software

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Difficulty with end user telephone and modem connections

Dr. Del Pin has advised us that subsequent to the initial testing, the above-described problems relating to the use of the DR SPEAK system have been corrected to her satisfaction.

From March 1, 2006 through June 30, 2006, Dr. Del Pin and three of her associates conducted  beta testing of the system. A beta test is an external test of a pre-production product in order to determine if the product is functional in a breadth of field situations and to find those system faults that are more likely to appear in actual use than in more controlled in-house tests before sale to the general market.

During the course of the beta testing, the following were noted:

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A section of the system has been designed to allow the caller to state responses to questions in a natural and continuous way. Entire paragraphs of spoken text are attempted to be recognized by the system. The system listens and transcribes as much as it can understand. Some spoken words and the resultant transcribed text appeared in incorrect fields on the computer screen. Because the information is captured, albeit in the wrong place, we do not believe that the error is critical, although we intend to correct it in the next release.

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The date of service in the Notes section of the billing has been shown incorrectly but is recorded to the database correctly. We do not believe that the error is critical, although we intend to correct it in the next release.

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The system can take from 10-20 seconds before asking for the patient at the beginning of the call. We have not been able to duplicate the time delay and we do not believe that it is critical issue.

The beta testing resulted in the following suggested enhancements for consideration in development of the next release of the system:

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Streamlining of the prompts to speed up the call. Allow user to be set to "Express" mode to shorten conversation time on the telephone.

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When establishing a referring physician related to the note, have the system look up the physician by name recognition.

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If there are dictations for patient notes, define a place within the Administrative Tool (now called Dr Speak Desktop) that shows that notes are to be transcribed. Currently, a user must go into each patient's record to see if there are transcriptions to be done.

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Because insurance-based reports on the system only take into account primary insurance, a means should be available for reporting on secondary insurance.

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A wider screen for pop-up selection of Procedure and Diagnosis lookups.

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Implementation of a method for tracking the last time a statement was printed for a patient or claim or the last time the patient/claim was exported to aid the user in determining if and when patients and insurance companies were last billed for a claim or claims.

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Conversion of reports for multiple providers.

We, in conjunction with Dr. Del Pin, intend to conduct additional beta testing as long as the system is being developed with new or corrective functionality.

We believe that the DR SPEAK system is now ready for sale. Dr. Del Pin has advised us that she concurs with our belief.

Because the DR SPEAK system has not been manufactured in commercial quantities or used in any meaningful degree by persons other than Dr. Del Pin and her associates, we cannot assure you that the DR SPEAK system will function as designed or will attain any degree of commercial acceptance.

We have been advised by Dr. Del Pin that she has expended approximately $20,000 in connection with the development of the DR SPEAK system, including professional fees paid or payable to her intellectual property counsel. Dr. Del Pin has further advised us that she expended approximately $13,000 in connection with one trade show at which the DR SPEAK system was exhibited.

Operation of the DR SPEAK System

DR SPEAK users can directly install the software onto their computers in the same manner as many other readily available software programs are installed. Users insert the DR SPEAK disk in their CD drive and the program will load within a few minutes. When the computer is on and the interactive voice recognition system is activated, users may access the computer program by telephone. DR SPEAK does not automatically integrate with existing databases or medical practice programs. Users must either export patient and claim data from their existing program or enter it manually. For electronic claim submission, the Medicare provider user should be licensed independently to utilize the Pro 32 software.

The DR SPEAK system includes the DR SPEAK Desktop application which allows the user to enter and edit data on the DR SPEAK system including patient and insurance records, system parameters, and most importantly, to review, print or export claim data to PC-ACE Pro 32 medical claims for electronic submission to payers.

The voice-recognition training component of the DR SPEAK system is an independent system which is not proprietary to the DR SPEAK system. Microsoft provides a training mini-application as part of the speech engine installed on the Windows XP operating system. By asking the user to read a few pages of selected literature, it extracts recognition settings for the system. The voice training generally requires about 20 minutes to complete. Users can return to the speech engine at any time for additional voice recognition training for more effective recognition .

The appropriate local and regional Medicare fee schedule for each user can be entered by the user. Fee schedules for most private insurance plans are based upon a percentage of the Medicare fee schedule. DR SPEAK allows users to enter the private insurance company fee schedules.

After the system is properly installed in the user’s computer with the included software, the requisite information is entered using the DR SPEAK Desktop application. After completing the voice training program, the system is ready for use by the user.

When the user contacts the DR SPEAK system by telephone, the system will prompt the user for proper user identification and then basic patient demographics. Generally, the user will then identify the date of service, the place of service and procedure and or diagnosis information. The system will save all of the information to its database. DR SPEAK allows up to six procedure codes to be billed on one claim. The user can use keywords to expedite the diagnosis and procedure code fields. DR SPEAK offers an easy-to-use voice-lookup of both diagnosis and procedure codes. DR SPEAK additionally links the procedures to the appropriate local and regional fee schedules to correctly bill.

The following is an illustrative example of the interactive nature of the DR SPEAK system:

DR SPEAK Says	User's Response
User name please:	Doctor Smith
Pass code:	One two three four
It's good to hear from you again Doctor Smith.	
What is the patient's 9 digit ID or full name	Doe John
The selected patient is Doe John. Is that correct?	Yes
Patient's date of birth:	May twenty-eighth, nineteen seventy eight
For patient notes, press 1. To enter a claim press 2. To select another patient, press 3.	Two
What was the date of service?	Yesterday
September 22, 2005 , is that correct?	Yes
Place of service? (Prompts for user-entered names of places)	Clifton Memorial
Clifton Memorial, is that correct?	Yes
Using key words, we will now determine the procedure. Say code, if you know the procedure code number.	
Procedure key word please.	Code
What is the procedure number?	Three three five one zero
For procedure 33510 Coronary artery bypass, vein only; single coronary venous graft say yes, to hear the next match say no.	Yes
We'll now get some diagnosis key words. Say, code, if you know the diagnosis number.	
Diagnosis key word please.	Heart
Heart, is that correct?	Yes
Diagnosis key word please.	Pulmonary
Pulmonary, is that correct?	Yes
For diagnosis 415, Acute pulmonary heart disease, say yes, to hear the next match say no.	Yes
Great.

During the entry of the diagnosis, the DR SPEAK system may not understand one or more of the keywords. The user could answer “no” if the keyword was recognized incorrectly to try it again. DR SPEAK takes each accepted keyword and searches the database of diagnosis or procedure descriptions and attempts to find matches. If the number of matches is greater than five, the DR SPEAK system will ask for another keyword to find an exact match of less than five matches.

If the user had answered “no” to the diagnosis 415 as shown above, DR SPEAK would have gone on to the next diagnosis which also matched the key words. If DR SPEAK cannot locate a match after three attempts, it will record the user’s diagnosis description as an audio file on the computer.

This audio file is then available for playback during the claim review process. When using the DR SPEAK Desktop application to review a claim, any fields on the form where audio was recorded will appear green. The user can then click on that field to hear what was recorded. As an example, when entering the name of a new patient over the telephone, the DR SPEAK system will not understand the name of the patient and will record certain new patient information for later transcribing. New patients can be entered into the system over the telephone or by using the DR SPEAK Desktop application.

We believe that the DR SPEAK system when coupled with Medicare’s Pro 32 software provides a high level of error prevention by seeking to eliminate the primary causes of human error in claims processing through the following measures:

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Critical responses are telephonically repeated to the user after each step.

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A hard copy of the responses can be printed for the user to verify claim information.

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The error prevention already designed into the DR SPEAK Desktop application and Medicare’s Pro 32 software can locate inconsistencies missed during the first two error prevention opportunities.

Electronic Submission Of Claims

Once the data regarding the patient is submitted to the DR SPEAK system, the data fields fill with the appropriate information such as the patient’s name and address, which is encrypted, and health insurance information. In order to submit claims electronically, each claim must be reviewed by the administrator or physician and then checked off as completed. The claim can then be sent to the system’s export bin or printed to be submitted through regular mail.

If the export icon is clicked, a drop down box appears containing the names of all the patients whose information has been sent to the export bin. The user can then click on the patients’ claims to be exported and then run the import process within the Pro 32 application. If there are any errors or adjustments, the Pro 32 software will highlight the fields. Once the claim is “clean,” it is saved for electronic dispatch. When so directed by the user, each claim is electronically sent to the appropriate health insurance company and to Medicare through the Pro 32 software.

Our Agreements with GetAGeek, Inc.

We have entered into an agreement with GetAGeek pursuant to which GetAGeek, as manufacturer, will provide duplication services of our software for distribution to our prospective customers. We will provide blank pre-printed CD ROMS to GetAGeek in connection with the duplication service. GetAGeek will ship printed software documentation as provided by us to be included with a CD ROM enclosed in a binder which will also be provided by us.

GetAGeek will also provide technical support to each of our customers for a period of thirty days after the customer has installed the software. GetAGeek has agreed to provide one dedicated technical support representative for every twenty DR SPEAK systems we sell that subscribe to a service contract beyond the thirty days. We have not yet determined the terms or the price of any service contracts. The technical support will be conducted verbally over the telephone.

We have agreed to pay GetAGeek for its services at the rate of $140 for each DR SPEAK system we sell. Although GetAGeek will not bill us for any additional costs without our prior written approval, unforeseen difficulties, on-site visits, technological feasibility, and third party involvement can and may increase our overall costs.

In September 2005, we entered into an agreement with GetAGeek to add a Simplified Billing Module or SBM to the DR SPEAK system for which we paid $15,000. Because most of our prospective customers have bookkeeping programs which they utilize, the SBM was designed to provide the following limited bookkeeping functions:

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Post payments to the system including:

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patient name and account number;

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payment type (credit card, check or cash);

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process of payment (regular or insurance payment);

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check number;

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amount paid; and

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attribute to particular bill(s)

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Print patient statements with basic letterhead automatically generated.

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Print patient detail in a statement form.

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Print Date of Service bills and claims on pre-printed CMS-1500 forms.

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Report Generation including:

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Outstanding accounts aged up to 120 days from the initial date of the claim;

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Billing for date range – amount of billing by date range;

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Account report - all billing history for specific patient account(s); and

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Insurance Carrier - amount(s) submitted, collected by month and date range.

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Account Maintenance – allows for specific modification of patient balance and adjustments.

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Posting adjustments to a bill and the reason for the adjustment.

At the times of our agreements with GetAGeek it was not an affiliate of ours or of any of our affiliates. In August 2006, the president of GetAGeek became our president and one of our directors.

Intellectual Property

On June 10, 2004, Dr. Del Pin filed a patent application for the DR SPEAK system with the United States Patent and Trademark Office. In March 2006, the United States Patent and Trademark Office notified Dr. Del Pin that her application will receive an Office action in approximately 12 months. The claims made in the patent application do not encompass all aspects of the system. For example, a portion of the interactive voice recognition component of the system is part of Microsoft’s Windows XP operating system.

There can be no assurance that any patent will be issued, or if issued, that it will include any meaningful claims. Furthermore, the validity of issued patents is frequently challenged by others. One or more patent applications may have been filed by others previous to Dr. Del Pin’s filing which encompass the same or similar claims. If Dr. Del Pin does not receive a patent which provides adequate protection, we may not be able to manufacture our proposed products in our intended manner.

If a patent is issued, Dr. Del Pin may be unable to protect the patent or to challenge others who may infringe upon a patent. Because many holders of patents of software systems have substantially greater resources than either we or Dr. Del Pin possess and patent litigation is very expensive, neither we nor Dr. Del Pin may have the resources necessary to challenge successfully the validity of patents held by others or withstand claims of infringement or challenges to any patent she may obtain. Even if we are able to fund the litigation and prevail, the cost and management distraction of litigation could have a materially adverse effect on us.

Because software systems developed by others are covered by a large number of patents and patent applications, infringement actions may be instituted against us if we use or are suspected of using technology, processes or other subject matter that is claimed under patents of others. An adverse outcome in any future patent dispute could subject us to significant liabilities to third parties, require disputed rights to be licensed or require us to cease using the infringed technology.

In April 2006, the United States Trademark Office advised Dr. Del Pin that, barring any extraordinary circumstances, the registration of her trademark “DR SPEAK” will issue in due course.

If trade secrets and other means of protection upon which we or Dr. Del Pin may rely do not adequately protect us, the intellectual property may become available to others. Although we may rely on trade secrets, copyright law, employee and third-party nondisclosure agreements and other protective measures to protect some of our intellectual property, these measures may not provide meaningful protection to us.

Marketing

Our initial target market is the approximately 200,000 physicians in practices with eight or fewer practitioners with a high rate of out-patient servicing. We consider surgeons, cardiologists, radiologists and anesthesiologists in small practices as our optimal target market.

We intend to market the DR SPEAK system to potential customers through multiple strategies. Our primary strategies will be advertising in trade journals and similar publications, attendance at trade shows, telemarketing, direct mail campaigns, and door-to-door canvassing. In connection with our marketing efforts, we intend to focus on establishing the DR SPEAK brand name.

We anticipate that our initial marketing activities will include:

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Identification of appropriate trade publications that reach U.S. medical practices with eight practitioners or less as well as medical practices who provide out-patient care as fifteen percent or more of their patient visitations;

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Identification of medical editors at daily newspapers in the tri-state area of New York, New Jersey and Connecticut;

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Write and distribute a company launch and new technology press release to the identified trade and daily newspapers editors. The release will introduce us as a new software sales company and detail the availability of the DR SPEAK system;

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Develop supporting press materials including a company profile, product fact sheet and management biographies that can be distributed to media who request additional information as well as handed out at industry trade shows at which we will be exhibiting;

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Conduct media follow up to secure product placements; and

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Attend related medical conferences and trade shows

We intend to pursue strategic relationships with potential distributors of the DR SPEAK system. Other than as described under the caption “Management’s Plan of Operation,” we have not engaged in any discussions with potential distributors of the DR SPEAK system and we cannot assure you that we will be able to enter into any strategic relationships.

We realize that many, if not all, of our potential customers will not consider purchasing the DR SPEAK system at the time we reach them, but we intend to establish our brand names and software features so that we are on their minds when they begin to look for a system such as DR SPEAK.

We also intend to rely upon potential leads, if any, from customer referrals. We believe that customer referrals can be a significant source of sales of the DR SPEAK system, especially within the medical professional community. Additionally, we may receive leads from our Internet website.

If sufficient funds become available to us, we intend to hire personnel to sell the DR SPEAK system to physicians through personal solicitation at their offices.

Our initial marketing efforts will consist of advertisements and press releases in medical trade journals and attendance at trade shows. Advertisements of the type that we intend to use in the trade journals which we select range in cost from approximately $549 to $7550 per issue. We believe that our cost for exhibiting the DR SPEAK system at a typical trade show will be approximately $6,000 to $20,000. Any additional marketing efforts that we undertake will be dependent upon the amount of funds, if any, available to us for that purpose.

Competition

We are aware of more than 100 companies offering electronic medical billing software. Most do not offer a voice activated feature and also require manual data entry of the claim information that can take up to forty-five minutes per claim to process. There are a small number of voice-activated medical billing programs but they either simply offer a microphone at a computer or a voice activated tape recorder that still has to be transcribed. We do not believe that any of them offers the ease of operation as does the DR SPEAK system and most importantly, the ability to submit claim information over the telephone.

If we are successful in marketing the DR SPEAK system, we expect to encounter intense competition from others. Substantially all of our potential competitors will have significantly greater experience, resources and managerial capabilities than we do and may be able to develop a similar or superior product.

Employees

We have no employees other than our executive officers. To the extent we have sufficient capital, we may seek to hire sales, development and marketing personnel. In addition, if we are successful, we intend to hire a full time chief financial officer.

Facilities

Our president has agreed to provide office space to us at no charge through June 30, 2007.

MANAGEMENT

Executive Officers and Directors

The following sets forth certain information with respect to our executive officers and directors. Each director holds such position until the next annual meeting of our shareholders and until his respective successor has been elected and qualifies.

Name	Age	Positions
Christopher LaRose	43	President, Chief Executive Officer and Director
Gary Cella	49	Director.
Lee Hanover	44	Vice President, Secretary and Director
Alfred Cella	75	Treasurer and Director
Martin Horowitz	48	Director

Any of our directors may be removed with or without cause at any time by the vote of the holders of not less than a majority of our then outstanding common stock. Officers are elected annually by the Board of Directors. Any of our officers may be removed with or without cause at any time by our Board of Directors.

Christopher LaRose has been president, chief executive officer and a director since August 2006. For more than five years, Mr. LaRose has been the president of GetAGeek, Inc. GetAGeek provides consulting including electronic election services for The American Arbitration Association. Mr. LaRose was the Vice President of software development and computer systems at Shareholder Communications Corp. from 1995 through 1999.

Gary Cella has been a director since April 2005 and our president from that time until August 2006. Mr. Cella is one of our founders. For more than five years, he has been a self employed marketing and sales consultant. Mr. Cella’s consulting services to his clients have included advice on marketing, advertising, product and market expansion and sources of capital. From April 2001 to December 2003, Mr. Cella was the president of New England Acquisitions, Inc. which unsuccessfully sought to market medical devices and personal care products. From 2000 to 2002 , Mr. Cella was a vice president, secretary, treasurer and a member of the Board of Directors of Accelerated Globalization, Inc., a development stage company which sought to provide strategic business solutions to small and middle sized companies seeking to expand their markets to other portions of the world. Mr. Cella believes that Accelerated Globalization, Inc. ceased doing business subsequent to 2002.

Lee Hanover has been our vice president, secretary and a director since June 2005. Since November 2005, Mr. Hanover has been employed by Lerner, Cumbo & Associates and subsequently by NAC Marketing as an incoming telephone sales representative. Between June 2004 and November 2005, Mr. Hanover’s only employment was as our vice president and secretary, which is a part time position. From February 1990 to June 2004, Mr. Hanover was a credit card customer specialist with JP Morgan/Chase.

Alfred Cella has been our treasurer and a director since June 2005 which is a part time position. For more than five years Mr. Cella has been the President and General Partner of Indian Head Stables, a small syndicator of thoroughbred horses. Mr. Cella’s duties and responsibilities include investigating the breeding and the physical makeup of horses to determine if a particular horse is a candidate for purchase and syndication and overseeing daily operations which include choosing a trainer, billing and collecting the expenses and disbursing any winnings.

Martin Horowitz has been a director since June 2005. For more than five years, he has been a self employed computer consultant. Since October 2002, Mr. Horowitz has been an independent technology consultant at the Boeing Corporation and prior to that time and from 1999 at Telephonics Corporation. Mr. Horowitz’s duties and responsibilities at Boeing have included the development of software for the Advanced Wireless Open Data System maintenance flight data recorder for the C-17 aircraft. Mr. Horowitz is presently involved with development of a fleet deployment strategy for the Advanced Wireless Open Data System.  Mr. Horowitz’s hours at Boeing has varied. He currently devotes approximately 26 hours per week to Boeing.

Alfred Cella is Gary Cella’s father. Lee Hanover and Martin Horowitz are brothers.

Executive Compensation

The following table discloses all plan and non-plan compensation awarded to, earned by, or paid to the following for all services rendered in all capacities to us: (a) all individuals serving as our chief executive officer (CEO) or acting in a similar capacity during the fiscal year ended November 30, 2005, regardless of compensation level (the “Named Executive Officer”). None of our executive officers who were serving as executive officers at November 30, 2005 had a total annual salary and bonus in excess of $100,000. There were no individuals for whom disclosure would have been provided pursuant to this paragraph but for the fact that the individual was not serving as an executive officer of us on November 30, 2005 and whose total annual salary and bonus, as so determined, was in excess of $100,000:

Name and Principal Position	Fiscal Year	Salary
Gary Cella – President and CEO	2005	$45

The above table reflects the issuance by us in April 2005 of 4,500,000 shares to Gary Cella for nominal organizational services rendered to us. The amount in the table is the aggregate par value of the shares. At the time of the issuance we had no assets or operations. See “Certain Transactions.” Gary Cella agreed to serve as our president without any cash compensation until at least June 2006.

No perquisites and other personal benefits, securities or property were paid or given by us to Gary Cella during the period set forth in the table.

In August 2006, we entered into a one year employment agreement with Christopher LaRose pursuant to which Mr. LaRose agreed to serve as our president and CEO. We agreed to pay Mr. LaRose through the issuance to him of 1,000,008 shares of our common stock at the rate of 83,334 shares per month. We have further agreed that not later than January 31, 2007, our Board of Directors will review the terms of the employment agreement to determine whether Mr. LaRose shall also be entitled to receive cash compensation. The determination is to be based primarily upon Mr. LaRose’s performance and our then financial condition and prospects. In lieu of the compensation that Mr. LaRose is otherwise entitled to receive, he may elect to be compensated in cash on a weekly basis at the highest minimum wage which he would be entitled to receive under applicable federal and state law. As of the date of this prospectus, Mr. LaRose had not made that election.

We have issued 50,000 shares to Lee Hanover for acting as an executive officer. The fair value of the shares was nominal as we had no assets or operations at the time of the issuance. The compensation of our executive officers will be determined by our Board of Directors.

Other than as described above, we have no other agreements relating to compensation with our executive officers.

We have issued shares to three of our directors for serving in such capacity. The fair value of the shares was nominal as we had no assets or operations at the time of the issuance. See “Certain Transactions.” We have no other arrangements to compensate our directors in such capacity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 7, 2006 with respect to any person who is known to us to be the beneficial owner of more than 5% of our common stock, which is the only class of our outstanding voting securities, and as to our common stock beneficially owned by our directors and officers and directors as a group:

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Approximate Percent of Class (2)
Gary Cella 5 Ridge Road Cos Cob, CT 06807	3,921,000 (3)	35.7% (3)
Jonathan B. Reisman 6975 NW 62nd Terrace Parkland, FL 33067	3,721,000	33.9%
Christopher LaRose 64 Secretariat Court Tinton Falls, NJ 07724	333,336 (4)	2.9%
Richard Schreiber 5346 Chickadee Lane Lyndhurst, OH 44124	623,000 (5)	5.4% (5)
Lee Hanover 11 Pam Drive Commack, NY 11725	125,000	1.1%
Alfred Cella 25 Barn Swallow Court Manorville, NY 11949	75,000.7%
Martin Horowitz 3461 Val Verde Avenue Long Beach, CA 90808	75,000.7%
Officers and directors as a Group (5 persons) (6)	4,529,336	40.6%

_________________

(1)

Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)

For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(3)

Includes 200,000 shares owned by Dr. Del Pin, Mr. Cella’s spouse, as to which shares Mr. Cella disclaims any beneficial interest.

(4)

Does not include 666,672 shares that Mr. LaRose is entitled to receive more than sixty days from the above date pursuant to his Employment Agreement with us. See “Management.”

(5)

Includes 500,000 shares that Mr. Schreiber may acquire upon exercise of an option.

(6)

See notes above.

On September 5, there were 31 holders of record of our shares.

CERTAIN TRANSACTIONS

In April 2005, we issued 4,500,000 shares of common stock each to Gary Cella and Jonathan B. Reisman for services rendered having a nominal value as we had no assets or operations at the time of the issuance. The services related to our formation. Subsequent to the issuance, (a) Mr. Cella agreed to be our president without any cash compensation until at least June 30, 2006, and (b) Reisman & Associates, P.A., an affiliate of Mr. Reisman, agreed to assist us in preparing the registration statement of which this prospectus is a part without any cash compensation.

As described above, we have purchased from Dr. Del Pin, the spouse of Gary Cella, the exclusive rights to manufacture the DR SPEAK system and sell the DR SPEAK system in the United States.

We have issued 75,000 shares each to Alfred Cella, Lee Hanover and Martin Horowitz for serving on our Board of Directors. We have also issued 50,000 shares to Mr. Hanover, for serving as an officer.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, $.00001 par value.

 The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of the common stock are not entitled to preemptive rights and the common stock is not subject to conversion or redemption.

Our directors and executive officers beneficially own approximately 40% of our outstanding shares. These stockholders may be able to effectively determine the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of our assets. In addition, their controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

Control-Share Acquisitions

We may become subject to the control-share acquisition provisions of the Florida Business Corporation Act. Those provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer. The provisions may also discourage bids for our common stock at a premium over the market price.

Transfer agent

The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices, if any, of our common stock and could impair our future ability to raise capital through the sale of equity securities. All shares sold in the offering made by this prospectus are eligible for public sale.

In general, pursuant to Rule 144 under the Securities Act of 1933 any person who owns shares that were acquired from us at least one year prior to the proposed sale may publicly sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•

1% of the number of shares of our common stock then outstanding or

•

the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Shares may generally be sold by non-affiliates without restriction that were acquired from us at least two years prior to the proposed sale. Any shares purchased by our affiliates in this offering and subsequently publicly sold by those affiliates will not be subject to the one year holding period. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

SELLING STOCKHOLDERS

The following table sets forth information as of the date of this prospectus with respect to the common stock held by each selling stockholder:

Name of Selling Stockholder	Shares of Common Stock Owned	Number of Shares Being Offered	Shares of Common Stock to be Owned After the Offering	Percentage of Outstanding Shares of Common Stock to be Owned After the Offering (assuming the sale of all shares being offered by the selling stockholders)
Anthony Abruscato	200,000	200,000	-0-	-0-
Todd Brook	135,000 (1)	130,000	5,000 (1)	(2)
Juan Carlos Canales	50,000	50,000	-0-	-0-
Luis Canales	25,000	25,000	-0-	-0-
Michael Canning	25,000	25,000	-0-	-0-
Derek Christian	300,000	300,000	-0-	-0-
Mike Conneely	400,000	400,000	-0-	-0-
Anthony Cort	50,000	50,000	-0-	-0-
Robert Cutler III	20,000	20,000	-0-	-0-
Lee Ann Deboo	80,000	80,000	-0-	-0-
Daniel Elsbree	50,000	50,000	-0-	-0-
Phillip Galles	50,000	50,000	-0-	-0-
Donna Hickey	25,000	25,000	-0-	-0-
Barry Lederer	100,000	100,000	-0-	-0-
Dean G. Lubatt	50,000	50,000	-0-	-0-
Samuel Lubatt	120,000	120,000	-0-	-0-
Steven V. Mihaljevic	150,000	150,000	-0-	-0-
Cono Onorato	25,000	25,000	-0-	-0-
James Onorato	25,000	25,000	-0-	-0-
Alan Polsky	400,000	400,000	-0-	-0-
Richard Schreiber	123,000 (3)	123,000	-0- (3)	-0- (3)
Terri Smith	100,000	100,000	-0-	-0-
Patricia Stewart	200,000	200,000	-0-	-0-
David Teresi	25,000	25,000	-0-	-0-
Robert Vecchio	25,000	25,000	-0-	-0-
Brian Welsh	160,000	160,000	-0-	-0-

________________

(1)

Includes 5,000 shares to be issued to Envisionit Media, Inc. of which Mr. Brook owns 75% and is its president. See “Management’s Plan of Operation.”

(2)

Less than 1%.

(3)

Does not include 500,000 which Mr. Schreiber may acquire upon exercise of an option.

Mr. Schreiber received a fee of 123,000 shares and $750 in connection with our private placement of 1 million shares at $.10 per share which concluded in November 2005. Ms. Stewart received a fee of 177,000 shares and $9,250 in connection with the private placement. The aggregate fees paid were negotiated on our behalf by Gary Cella and the respective amounts paid to Mr. Schreiber and Ms. Stewart were determined by them. We are not aware of the basis on which they made their determination.

In addition, Ms. Stewart received a fee of $5,000 and 128,000 shares from Gary Cella and Jonathan Reisman in connection with 500,000 shares sold by them at $.10 per share. The fee was negotiated by Gary Cella. Ms. Stewart also purchased additional shares from Messrs. Cella and Reisman at $.10 per share.

Neither Mr. Schreiber nor Ms. Stewart is a registered broker-dealer.

Todd Brook owns 75% of Envisionit Media, Inc. and is its president. See “Management’s Plan of Operation.”

In September 2006, we issued a six month option to Mr. Schreiber for the purchase of up to 500,000 shares of our common stock at $.09 per share. See “Management’s Plan of Operation.

In September 2006, we entered into an Independent Sales Representative Agreement with Daniel Elsbree.  See. “Management’s Plan of Operation.”

PLAN OF DISTRIBUTION

Shares may be sold from time to time directly by the selling stockholders at $.65 per share. The price was determined by the selling stockholders. Subsequent to the time, if any, that our shares are quoted for trading, the selling stockholders may sell their shares in one or more transactions on the over-the-counter market, in negotiated transactions, or through a combination of those methods of distribution, at prices related to prevailing market prices or at negotiated prices. Alternatively, the selling stockholders may, from time to time, offer the shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders for whom they may act as agent. In order for our shares to be quoted on the Over-the Counter Bulletin Board, an application must be made with the Over-the Counter Bulletin Board by a market-maker. We have no arrangements with any market-maker and there can be no assurance that any market-maker will submit the application. In addition, we cannot assure you that even if an application is submitted, that the Over-the Counter Bulletin Board will accept the application. If the application is submitted and subsequently accepted, we cannot predict the period of time that it will take. The Over-the Counter Bulletin Board can reject an application in its sole discretion. If our shares do not become quoted on the Over-the-Counter Bulletin Board, we intend to apply for a listing on the “Pink Sheets.”

The selling stockholders and any underwriters, dealers or agents that participate in the distribution of common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will not receive any proceeds from shares sold by the selling stockholders.

Our shares are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). Such rules require, among other things, that brokers who trade "penny stock" to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market-makers in such securities is limited. In the event that our shares remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our shares. Because our shares are subject to the “penny stock rules,” investors will find it more difficult to dispose of them and the liquidity of the shares, if any, may be significantly diminished. Further, for companies whose securities are quoted on the OTC Bulletin Board or the “pink Sheets,” it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

LEGAL PROCEEDINGS

There are no pending or threatened legal proceedings to which we are a party or of which any of our property is the subject or, to our knowledge, any proceedings contemplated by governmental authorities.

INDEMNIFICATION

We have agreed to indemnify our executive officers and directors to the fullest extent permitted by the Florida Business Corporation Act. The Act permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was an officer or director or is or was serving at our request as an officer or director. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred. The indemnification provisions of the Florida Business Corporation Act are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

Insofar as indemnification arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Reisman & Associates, P.A. to the extent set forth in that firm’s opinion filed as an exhibit to the registration statement. Jonathan B. Reisman is the president and sole stockholder of that firm and owns 3,721,000 of our shares and may be considered our co-founder.

EXPERTS

Our financial statements included in this prospectus have been audited by Meyler & Company LLC, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have electronically filed a registration statement on Form SB-2 with the Securities and Exchange Commission with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement and other materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports and other information with the Securities and Exchange Commission.

We intend to furnish our stockholders with annual reports containing audited financial statements.

PHYSICIANS REMOTE SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD APRIL 5, 2005 (INCEPTION)

TO NOVEMBER 30, 2005

AND THE SIX MONTHS ENDED

MAY 31, 2006

Table of Contents

Report of Independent Registered Public Accounting Firm

F 1

Consolidated Balance Sheets

F 2

Consolidated Statements of Operations

F 3

Consolidated Statements of Cash Flows

F 4

Consolidated Statements of Stockholders’ Equity

F 5

Notes to Consolidated Financial Statements

F 6

MEYLER & COMPANY, LLC

CERTIFIED PUBLIC ACCOUNTANTS

ONE ARIN PARK

1715 HIGHWAY 35

MIDDLETOWN, NJ 07748

Report of Independent Registered Public Accounting Firm

To the Board of Directors

   and Stockholders

Physicians Remote Solutions, Inc. and Subsidiary

Cos Cob, CT 06807

We have audited the accompanying consolidated balance sheets of Physicians Remote Solutions, Inc. and Subsidiary (a Development Stage Enterprise) as of May 31, 2006 and November 30, 2005 and the related consolidated statements of operations and stockholders’ equity, and cash flows for the six months ended May 31, 2006 and the period April 5, 2005 (inception) to November 30, 2005.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physicians Remote Solutions, Inc. and Subsidiary (a Development Stage Enterprise) as of May 31, 2006 and November 30, 2005, and the results of its operations and its cash flows for the six months ended May 31, 2006 and the period April 5, 2005 (inception) to November 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note C of the notes to the consolidated financial statements, the Company is newly incorporated and to date has had no operating activities.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans, in regard to subsequent operating activities, are also described in Note C.  The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

 /s/ Meyler & Company, LLC

Middletown, NJ

June 14, 2006 (Except as to Note G which is September 8, 2006)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended May 31, 2006	For the Period April 5, 2005 (Inception) to November 30, 2005	For the Period April 5, 2005 (Inception) to May 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:			
Net loss	$(24,038)	$(10,108)	$(34,146)
Adjustments to reconcile net loss to net cash from operating activities:			
Non-cash items:			
Stock based compensation		93	93
Amortization expense	5,455		5,455
Change in assets and liabilities-			
Increase (decrease) in accrued expenses	(7,500)	7,500	
Net cash used in operating activities	(26,083)	(2,515)	(28,598)
CASH FLOWS FROM INVESTING ACTIVITIES:			
Purchase of computer and computer equipment	(1,293)		(1,293)
Net cash used in investing activities	(1,293)		(1,293)
CASH FLOWS FROM FINANCING ACTIVITIES:			
Issuance of common stock in private placement		76,200	76,200
Capital contribution		84	84
Subscription receivable	2,000		2,000
Deferred registration costs		(7,500)	(7,500)
Payable to shareholder	(1,000)	1,000	
Net cash provided by financing activities	1,000	69,784	70,784
Net increase (decrease) in cash	(26,376)	67,269	40,893
CASH AT BEGINNING OF PERIOD	67,269		
CASH AT END OF PERIOD	$ 40,893	$ 67,269	$ 40,893

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Period April 5, 2005 (Inception) to November 30, 2005
and for the Six Months Ended May 31, 2006

	Common Stock Shares	Common Stock Amount	Subscription Receivable	Additional Paid in Capital	Deficit Accumulated During Development Stage	Total Stockholders' Equity
Issuance of common stock at par	9,275,000	$ 93				$ 93
Issuance of common stock at $.10 per share to acquire licensing rights	200,000	2		$19,998		20,000
Issuance of common stock in connection with private placement at $0.10 per share, net of expenses	1,000,000	10	$(2,000)	78,190		76,200
Issuance of common stock in connection with commissions to sell common stock in private placement at $.10 per share	300,000	3		(3)		
Contribution of cash				84		84
Net loss for the period ended November 30, 2005					$(10,108)	(10,108)
Balance, November 30, 2005	10,775,000	108	(2,000)	98,269	(10,108)	86,269
Receipt of subscription receivable			2,000			2,000
Net loss for the six months ended May 31, 2006					(24,038)	(24,038)
Balance, May 31, 2006	10,775,000	$108		$98,269	$ (34,146)	$ 64,231

See accompanying notes to financial statements.

PHYSICIANS REMOTE SOLUTIONS, INC. AND SUBSIDIARY

(A Development Stage Enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2006

NOTE A– ORGANIZATION

Physicians Remote Solutions, Inc. (the Company), a development stage enterprise, was organized under the laws of Florida corporation on April 5, 2005.  The accompanying financial statements also include the accounts of VoxTech Products, Inc., its wholly-owned subsidiary.  All significant intercompany transactions have been eliminated.  The Company has the exclusive rights to manufacture and sell a telephone based voice activated billing and records entry system known as Dr. Speak, designed for use by physicians.

To date, the Company has had no revenues.  Expenses incurred to date have been for administration and testing and development of DR. SPEAK.  The Company raised $76,200, net of related legal and finders fees, as part of a Private Placement.  The Company plans to file a registration statement with the Securities and Exchange Commission on Form SB-2.

Risks and Uncertainties

Factors that could affect the Company’s future operating results and cause future results to vary materially from expectations include, but are not limited to, inability to complete the development and marketing of  DR. SPEAK, inability to control expenses, industry competition, changes in its relationship with related parties providing operating services to the Company and uncertain economic conditions.  Negative developments in these or other risk factors could have a material adverse affect on the Company’s future financial position, results of operations and cash flows.

Control by Principal Stockholders

The principal stockholders owned 7,642,000, approximately 70%, of the outstanding shares of the Company at May 31, 2006.  Accordingly, the stockholders have the ability to control the approval of most corporate actions including increasing the authorized capital stock of the Company and the dissolution, merger, or sale of the Company’s assets.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company considers all highly-liquid investments with a maturity of six months or less as cash equivalents.  There are no cash equivalents at November 30, 2005 or May 31, 2006.

Fair Values of Financial Instruments

The Company uses financial instruments in the normal course of business.  The carrying values of cash equivalents, intangible assets, and receivable from shareholder approximate their fair value.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes.  Actual results could differ from those estimates.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company follows Financial Accounting Standards No. 109 (SFAS No. 109).  Under this method, the Company recognizes a deferred tax liability or asset for temporary differences between the tax basis of an asset or liability and the related amount reported on the financial statements.  The principal types of differences, which are measured at the current tax rates, are net operating loss carry forwards.  SFAS No. 109 requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

Income tax provisions require the use of management judgments, which are subject to challenge by various taxing authorities.  Significant estimates used in accounting for income taxes relate to determination of taxable income and the determination of temporary differences between book and tax bases.  No income tax provision has been made by the Company due to its operating losses for the period.

Net Loss Per Common Share

The Company computes per share amounts in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share”.  SFAS No. 128 requires presentation of basic and diluted EPS.  Basic EPS is computed by dividing the income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period.  Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding during the period.

Stock-Based Compensation

SFAS No. 123(R), which is a revision of the SFAS 123, “Accounting for Stock-Based Compensation”, prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights.  SFAS No. 123R requires employee compensation expense to be recorded using the fair value method.  The Company does not presently have any stock based compensation plans.

Research and Development

Research and development costs are charged to expense as incurred.

Deferred Registration Costs

Deferred registration costs represent professional fees incurred in connection with the Company’s anticipated SB-2 filing.  These costs will be included as part of the expenses of the offering and as a reduction of Additional paid-in-capital upon completion of the offering.

Intangible Asset

Licensing Rights are amortized over their estimated useful life which is the term of the licensing agreement.

Computer and Computer  Equipment

Computer and computer equipment are depreciated over their estimated useful life of five years.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets.

Recent Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a Replacement of Accounting Principles Board (APB) Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The Company does not believe the adoption of SFAS 154 will have a significant effect on its future consolidated financial statements.

In November 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets—An Amendment of APB No. 29.” The provisions of this statement are effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. This statement eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance—that is, transactions that are not expected to result in significant changes in the cash flows of the reporting entity. The adoption of SFAS 153 did not have a significant effect on the Company’s condensed consolidated financial statements.

NOTE C – GOING CONCERN

As indicated in the accompanying financial statements, the Company has incurred cumulative net operating losses of $33,146 since inception. Management’s plans include the raising of capital through the equity markets to fund future operations and the generating of revenues through operations. Failure to raise adequate capital and generate adequate sales revenues could result in the Company having to curtail or cease operations.  Additionally, even if the Company does raise sufficient capital to support its operating expenses and generate adequate revenues, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern.  However, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

May 31, 2006

NOTE D – RELATED PARTY TRANSACTIONS

The DR. SPEAK system was acquired from the spouse of the former President of the Company pursuant to an Asset and Rights Purchase Agreement.  The Company issued 200,000 shares of its common stock and further agreed to pay a royalty of $200 for each DR SPEAK System made by or on behalf of the Company.  Royalty payments will become due and payable thirty days subsequent to the end of the calendar quarter in which the proceeds of the respective sales are collected by the Company or on its behalf.  The acquired intangible rights are recorded at $20,000 which is the value of the shares issued and will be amortized over the term of the agreement (22 months) beginning December 1, 2005.  Estimated amortization expense is $10,908 for the year ended November 30, 2006 and $9,092 for the year ended November 30, 2007.  In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the royalty agreement and intangible rights will be tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.  The Company recognized $5,455 in amortization expense in the six months ended May 31, 2006 relating to DR. SPEAK.

Subsequent to entering the royalty agreement, the Company signed an agreement for development of software for DR. SPEAK.  The Company agreed to pay $15,000 for enhancement of this software. The Company incurred $7,500 in the period ended November 30, 2005 and $7,500 in the six months ended May 31, 2006.  These amounts are reflected in the Statement of Operations as Research and Development.  The Company also agreed to pay a royalty of $140 to the software developer for each DR. SPEAK sold.

The spouse of the former President of the Company has agreed to provide consulting services to the Company as the Company requests until September 30, 2006.  The services to be provided are limited to ten hours per month. The Company has agreed to reimburse the spouse of the former President for any expenses incurred in rendering these services provided such expenses are first approved by the Company.

Unless the Company sells a minimum of 250 DR SPEAK systems on or before September 15, 2006, including a minimum of 150 DR SPEAK systems on or before March 15, 2006, with the minimum of 250 Systems to increase by 20% above the previous twelve month’s minimum for each twelve month period beginning  September  16th  of  each  year  thereafter,  the  spouse  of  the  former President  shall  have  the right to terminate the Company’s exclusive rights.  If the Company’s exclusive rights are terminated because the Company fails to meet the minimum sales quotas, the Company may continue to sell the DR SPEAK systems on a non-exclusive basis.

In January 2006, the Company and the spouse of the Company’s former President amended the Asset and Rights Purchase Agreement.  Pursuant to the amendment, unless the Company sells a minimum of 250 DR SPEAK systems on or before June 30, 2007 with the minimum of 250 Systems to increase by 20% above the previous twelve month’s minimum for each twelve month period beginning July 1st of each year thereafter, the spouse of the former President shall have the right to terminate the Company’s exclusive rights.  If the exclusive rights are terminated because the Company fails to meet the minimum sales quotas, the Company may continue to sell the DR SPEAK systems on a non-exclusive basis.  In addition, the period during which such spouse will provide consulting services to the Company will terminate on June 30, 2007.

The Payable to Shareholder at November 30, 2005 was an amount due to a principal shareholder upon payment of the Subscription Receivable. Subsequent to November 30, 2005, the subscription receivable was received and the shareholder was paid.

Legal fees of $10,000 in connection with the Private Placement were paid to an affiliate of a shareholder of the Company and recorded as a reduction of Additional paid-in-capital.

NOTE D – RELATED PARTY TRANSACTIONS (CONTINUED)

During the six months ended May 31, 2006, certain proceeds from the sale of common stock made by shareholders were deposited in the Company’s bank account.  All amounts have been disbursed and the Company did not incur any expenses related to these transactions.

NOTE E – STOCKHOLDERS’ EQUITY

On April 6, 2005, the Company issued 9,000,000 shares of common stock to the founders of the Company at par.  Shortly thereafter, the Company issued an aggregate of 275,000 shares of common stock to six officers and directors of the Company at par.  The fair value of the shares issued to the founders and directors was nominal as the Company had no assets or operations at the time of their issuance.  These shares were thus recorded at their par value and reflected as Stock Based Compensation in the Statement of Operations.  On September 10, 2005, the Company entered into an agreement with the spouse of the Company’s former President to acquire the exclusive marketing rights of DR. SPEAK in exchange for 200,000 shares of common stock valued at $0.10 per share plus royalties.  The fair value of the shares issued to the spouse of the Company’s former President was determined to be $0.10 per share as it corresponded to the price of the common stock issued in a private placement shortly thereafter.  In October and November of 2005, the Company issued 980,000 shares and accepted a subscription for an additional 20,000 shares of common stock at $0.10 per share in a private placement.  Expenses of $21,800 consisting primarily of legal and cash finders fees were recorded as a reduction of additional paid-in-capital.  In connection with the private placement, the Company issued 300,000 shares at $0.10 per share in additional finders fees.  All shares issued were fully vested at their time of issuance and had no applicable terms.

NOTE F– FIXED ASSETS

Computer and computer related equipment is comprised of the following:

                                                                                                                                                       May 31,

                                                                                                                                                          2006

Computerized and computer related equipment

                                                                                                                                                       $1,293

Less: accumulated depreciation

                                                                                                                                                       $1,293

No depreciation expense was recognized on the computer and computer rental equipment as it was purchased near the end of the period ended May 31, 2006.

NOTE G – SUBSEQUENT EVENTS

In August 2006, the Company entered into a one year employment agreement with an individual to serve as the Company’s new President and CEO. The new President and CEO is also the President of Get-a-Geek, Inc., which developed the software for DR. SPEAK and is entitled to royalties of $140 for each unit of DR. SPEAK sold by the Company (See Note D).  The Company will pay the new President and CEO by the issuance of 1,000,008 shares of common stock at the rate of 83,334 shares per month.  The Company will recognize these shares as stock based compensation over the life of the employment contract.  To date, 83,334 shares have been issued under the employment contract.  These shares were valued at $0.10 per share.  Accordingly, stock based compensation of $8,333 will be recognized.

The Company has further agreed that, not later than January 31, 2007, the Company’s Board of Directors will review the terms of the employment agreement to determine whether the President and CEO shall also be entitled to receive cash compensation. The determination is to be based primarily upon the performance of

NOTE G – SUBSEQUENT EVENTS (Continued)

the President and CEO and the Company’s financial condition and prospects.  In lieu of the compensation that the President and CEO is otherwise entitled to receive, he may elect to be compensated in cash on a weekly basis at the highest minimum wage which he would be entitled to receive under applicable federal and state law.  The President and CEO has not made this election.

On September 5, 2006, the Company entered into a independent sales representation agreement with an individual which requires the Company to pay the individual an amount representing 20% of the sales price of the units sold less any returns and allowances.  The Company also issued this individual 50,000 shares of its common stock as compensation for the services rendered.  The shares were valued at $0.10 per share.  Accordingly, stock based compensation of $5,000 was recorded.

In September of 2006, the Company entered into an agreement with a vendor to develop the Company’s website.  The Company paid $2,500 and is obligated to issue 5,000 shares of its common stock upon completion of the website.

The Company has issued a six month option to an individual which allows the individual to purchase 500,000 shares of the Company’s common stock at $0.09 per share.  The fair value of option granted was determined to be $16,000, which will be recorded as stock issued for services.  The fair value of the option was determined using the Black-Scholes option pricing model based on the weighted average assumptions of:

Risk-free rate 4.75% Volatility 100% Expected life 6 months Dividend yield 0%

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by Physicians Remote Solutions, Inc. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in the affairs of Physicians Remote Solutions, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

Until ______ , 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PHYSICIANS REMOTE SOLUTIONS, INC.

COMMON STOCK

------------------------

PROSPECTUS

 ------------------------

______ , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Florida Business Corporation Act. That Act permits the registrant to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as an officer or director. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The registrant may indemnify officers and directors in an action by the registrant or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the registrant. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the registrant must indemnify him against the expenses which he actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

ITEM 25.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses paid or to be paid by the registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission

registration fee

$   202

Printing and engraving

$   300

Accounting and auditing fees and expenses

$7,500

Blue sky fees and expenses

$3,000

Transfer agent fees

$1,500

Miscellaneous

$2,498

                                                                                              -----------

Total.............................................                 $15,000

                                                                                              =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

On April 6, 2005, the registrant sold 4,500,000 shares of common stock each to Gary Cella and Jonathan B. Reisman for services rendered having a nominal value.

In September 2005, the registrant sold 200,000 shares of common stock to Christina Del Pin as part of the purchase price for the exclusive rights to manufacture the DR SPEAK system and sell the DR SPEAK system in the United States.

The registrant sold an aggregate of one million shares of common stock at $.10 per share to the following persons. The dates of the sales are as follows:

NAME	DATE	NUMBER OF SHARES
Robert Vecchio	October 21, 2005	25,000 shares
Cono Onorato	October 21, 2005	25,000 shares
James Onorato	October 21, 2005	25,000 shares
Alan Polsky	October 21, 2005	400,000 shares
Anthony Abruscato	October 27, 2005	100,000 shares
Todd Brook	October 27, 2005	130,000 shares
Robert Cutler	November 1, 2005	20,000 shares
Dean Lubatt	November 1, 2005	50,000 shares
Anthony Abruscato	November 1, 2005	100,000 shares
Michael Canning	November 29, 2005	25,000 shares
David Teresi	November 29, 2005	25,000 shares
Derek Christian	November 29, 2005	25,000 shares
Juan Carlos Canales	November 29, 2005	50,000 shares

In December 2005, the registrant issued 75,000, 125,000 and 75,000 shares of common stock each to Alfred Cella, Lee Hanover and Martin Horowitz, respectively, for services rendered during the then prior fiscal year as directors, and in the case of Mr. Hanover, as an officer

Richard Schreiber and Patricia Stewart acted as finders in connection with the registrant’s private sale of 1,000,0000 shares. In October and November 2005, the registrant compensated them by the issuance of an aggregate of 300,000 shares of common stock and $10,000. Neither of them is a registered broker-dealer.

In August 2006, we entered into a one year employment agreement with Christopher LaRose pursuant to which Mr. LaRose agreed to serve as our president and CEO. We agreed to pay Mr. LaRose through the issuance to him of 1,000,008 shares of our common stock at the rate of 83,334 shares per month.

In August 2006 we agreed to issue 5,000 shares of our common stock to Envisionit Media, Inc. for services.

In September 2006, we issued a six month option to Richard Schreiber for the purchase of up to 500,000 shares of our common stock at $.09 per share for services to be rendered.

In September 2006, we issued 50,000 shares of common stock to Daniel Elsbree in connection with an Independent Sales Representative Agreement.

There were no principal underwriters.

The registrant claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities pursuant to Section 4(2) thereof inasmuch as no public offering was involved. The shares were not offered or sold by means of: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or (iii) any other form of general solicitation or advertising and the purchases were made for investment and not with a view to distribution. Each purchaser had the opportunity to inspect and copy all of the registrant’s books, records and other documents.

ITEM 27.  EXHIBITS

3.01	Articles of Incorporation. *
3.02	Bylaws. *
4.01	Form of Specimen Stock Certificate for the registrant’s Common Stock. *
5.01	Opinion of Reisman & Associates, P.A. regarding legality of securities being registered. **
10.01	Asset and Rights Purchase Agreement as of September 10, 2005 by and between Dr. Christina Del Pin and Voxtech Products, Inc. *
10.02	Amendment of January 25, 2006 to Asset and Rights Purchase Agreement as of September 10, 2005 by and between Dr. Christina Del Pin and Voxtech Products, Inc. *
10.03	Services Agreement of June 12, 2005 between VoxTech Products, Inc. and GetAGeek, Inc. *
10.04	Development Agreement of September 26, 2005 between VoxTech Products, Inc. and GetAGeek, Inc. *
10.06	Employment Agreement as of August 1, 2006 by and between the registrant and Christopher LaRose. ** ***
10.07	Non-Exclusive Sales Agreement of August 14, 2006 between Voxtech Products, Inc. and Northcoast Biomedical, Inc. **
10.08	Independent Sales Representative Agreement of September 5, 2006 by and between Voxtech Products, Inc., the registrant and Daniel P. Elsbree. **
23.01	Consent of Reisman & Associates, P.A. (included in Exhibit 5.01). **
23.02	Consent of Meyler & Company, LLC. **

_________________

*

Filed as an exhibit to the registrant’s registration statement on From SB-2 and  hereby    incorporated by reference,

**     Filed herewith.

***  Management contract or compensatory plan or arrangement

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) except as otherwise permitted by Item 512 (a)(1)(ii) of Regulation SB, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the registrant’s effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Cos Cob, State of Connecticut, on the 11th day of September, 2006.

Physicians Remote Solutions, Inc.

/s/       Christopher LaRose

By: Christopher LaRose, President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement  has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Christopher LaRose Christopher LaRose	Principal Executive Officer, Director	September 11, 2006
_____________ /s/ Alfred Cella Alfred Cella	Principal Financial Officer, Principal Accounting Officer and Director	September 11, 2006
/s/ Gary Cella Gary Cella	Director	September 11, 2006
/s/Lee Hanover Lee Hanover	Director	September 11, 2006
Martin Horowitz	Director	September 11, 2006